Exhibit 99.1

Century of West Virginia Labor Proposal Not Ratified by Steelworkers

MONTEREY, CA -- (MARKET WIRE) -- July 28, 2006 -- Century Aluminum of West Virginia, a wholly owned subsidiary of Century Aluminum Company (NASDAQ: CENX) was informed by the United Steelworkers today that the company's contract proposal covering 580 hourly workers at the Ravenswood reduction facility was not ratified by the membership of USW Local 5668-04. Ron Thompson, Manager of the Ravenswood plant, said that the company is disappointed with the vote.

Century presently owns 615,000 metric tones per year of primary aluminum capacity in the United States and Iceland, as well as an ownership stake in alumina and bauxite assets in the United States and Jamaica. Century's corporate offices are located in Monterey, California.

Contact:
Mike Dildine
831-642-9364
mdildine@centuryca.com